Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Fourth Quarter and
Year-end 2005 Financial Results
- Annual Net Sales Grew 15 Percent -
- Company Provides 2006 Revenue Guidance of 16% to 21% Growth Compared to 2005 -
CYPRESS, CA — February 23, 2006 — Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the fourth quarter and year ended December 31, 2005.
     “In 2005, we continued to serve our core markets well and recorded net sales 15 percent above 2004 reflecting increased demand from our subscription broadcasting and consumer electronics customers,” stated Paul Arling, the company’s chairman and chief executive officer. “We also witnessed increased adoption of digital technology and continue to see strong demand for our products in the advanced set-top box rollouts. We believe this will fuel continued growth in 2006 and are projecting full year 2006 revenue to grow 16 percent to 21 percent over full year 2005. Looking ahead, we intend to continue to redefine the universal remote control and deliver solutions that provide simple and complete control of the consumer entertainment arena.”
Fourth Quarter 2005 Financial Results
•	Net sales for the fourth quarter of 2005 were $49.3 million, compared to $51.7 million for the same quarter last year.
•	The Business Category contributed 66 percent of the total revenue and the Consumer Category contributed 34 percent, compared to the fourth quarter 2004 when the Business and Consumer Categories contributed 61 and 39 percent, respectively.
•	Gross margins were 38 percent, compared to 37 percent in the third quarter 2005 and 39 percent in last year’s fourth quarter.
•	Net income for the 2005 fourth quarter was $3.5 million, or $0.25 per diluted share, compared to $3.7 million, or $0.26 per diluted share, for the fourth quarter of 2004.
•	Pro forma net income for the 2005 fourth quarter was $3.7 million, $0.27 per diluted share, compared to $3.7 million, or $0.26 per diluted share, for the same period last year. Pro forma net income is included here as management believes it provides a more accurate measure of quarter-over-quarter and year-over-year financial performance. A formal definition and table reconciling the difference between GAAP and pro forma net income is included at the end of this press release.
Full Year 2005 Financial Results
•	Net sales for the year-ended December 31, 2005 were $181.3 million, compared to $158.4 million for the same period last year.
•	Net income for the full year 2005 was $9.7 million, or $0.69 per diluted share, compared to $9.1 million, or $0.65 per diluted share, for the full year 2004.
•	During the second quarter of 2005, the company recorded a one-time $1.6 million write down of a balance due from a former European distributor. Pro forma net income for the full year 2005 was $11.3 million, or $0.81 per diluted share, compared to $9.1 million, or $0.65 per diluted share, for the same period last year.

     “As consumer technology shifts from analog to digital, new devices and capabilities — such as digital video recorders, home networking, high-definition televisions, and digital music services — are driving demand for UEI technology and products,” said Rob Lilleness, the company’s president and chief operating officer. “Anticipating this shift, we continue to execute on our strategy by proactively developing new products, streamlining our operations, and expanding our leading database of home connectivity software and portfolio of patented technologies. As a result, sales increased in cable, satellite, and consumer electronics and we garnered unprecedented media coverage. The future is bright for UEI and we have the technology in place to keep us in the forefront of a consumer’s wireless control technology needs.”
UEI’s Recent Highlights:
•	Announced February 6th, UEI is powering Mitsubishi televisions with a custom line of universal remote control devices, including those that will be bundled with the company’s high definition Diamond Series televisions.
•	As announced on January 3rd, during the annual International Consumer Electronics Show (CES) in Las Vegas the company conducted a Digital Home tour, which included the following announcements.
•	Unveiled its SimpleWare® Auto embedded digital media software, which powers solutions for automotive electronics manufacturers such as Delphi, and is available on automotive-grade silicon platforms from Freescale and Texas Instruments.

•	Displayed its SimpleCenter™ digital media management and control software, which powers certain advanced media products for the leading consumer electronics manufacturers.

•	Displayed its new radio frequency (RF) enabled liquid crystal display (LCD)-equipped remote controller, developed for a major satellite radio provider.

•	Displayed the Helix™ universal remote, which controls a vast array of audio visual devices and any radio frequency enabled home environment device.

•	Showcased its SimpleWare® Home embedded software solution, which powers Gibson Guitar Corporation’s Wurlitzer Digital Jukebox®, which was also unveiled at CES.
Conference Call Information:
UEI’s management team will hold a conference call today, Thursday February 23, 2006 at 1:30 p.m. Pacific Time to review year-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on February 23, 2005 until 11:59 p.m. Eastern Time on February 27, 2005. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 3443774. The webcast replay will be available at www.uei.com.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems.
The company’s broad portfolio of patented technologies and database of infrared control software has been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. In addition, the company sells wireless control products to distributors and retailers under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines to grow and expand in the manner we anticipate, including our Business and Consumer categories; the failure of the consumer electronics, digital media/technologies, and CEDIA markets to grow as we anticipate; the growth of, acceptance of and the demand for our products and technologies, including new products and our home connectivity line of products and software, in the various markets and geographical regions we serve, including the subscription broadcasting cable, satellite, consumer electronics, retail, home automation, automotive, and cellular industries, not materializing as we believe; the effect the Euro and other foreign currencies has on our results as compared to the U.S. Dollar; the possible dilutive effect our stock based compensation programs may have on our EPS and stock price; our inability to deliver the new products and our home connectivity line of products and software at the time and in the quantities we anticipate; and other factors listed from time to time in our press releases and SEC filings. All forward looking statements included in this release are based upon information we have as of the date of this release and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$43,641	$42,472
Accounts receivable, net	41,861	38,758
Inventories, net	26,708	23,862
Prepaid expenses and other current assets	3,841	2,027
Income tax receivable	903	1,158
Deferred income taxes	2,971	3,216

Total current assets	119,925	111,493
Equipment, furniture and fixtures, net	4,352	3,732
Goodwill	10,431	10,655
Intangible assets, net	6,007	6,550
Other assets	403	2,935
Deferred income taxes	5,201	5,035

Total assets	146,319	$140,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,731	$17,559
Accrued income taxes	7,551	4,267
Accrued compensation	2,766	5,914
Other accrued expenses	9,676	8,672

Total current liabilities	42,724	36,412
Deferred income taxes	74	107
Deferred Revenue	229

Total liabilities	43,027	36,519
Stockholders’ equity:
Common stock	169	166
Paid-in capital	83,220	78,872
Accumulated other comprehensive income	(5,265)	3,571
Retained earnings	54,994	45,293
Deferred stock-based compensation	(163)	(168)
Common stock held in treasury	(29,663)	(23,853)

Total stockholders’ equity	103,292	103,881

Total liabilities and stockholders’ equity	146,319	$140,400

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$49,319	$51,711	$181,349	$158,380
Cost of sales	30,621	31,467	114,222	96,800

Gross profit	18,698	20,244	67,127	61,580
Research and development	1,628	1,773	6,580	5,865
Selling, general and administrative expenses	11,723	12,724	48,870	42,175

Operating expenses	13,351	14,497	55,450	48,040

Operating income	5,347	5,747	11,677	13,540
Interest income, net	(206)	(198)	(845)	(723)
Other (income) expense, net	(21)	483	(2,152)	540

Income before income taxes	5,574	5,462	14,674	13,723
Provision for income taxes	(2,051)	(1,742)	(4,973)	(4,609)

Net income	$3,523	$3,720	$9,701	$9,114

Earnings per share:
Basic	$0.26	$0.27	$0.72	$0.67

Diluted	$0.25	$0.26	$0.69	$0.65

Shares used in computing earnings per share:
Basic	13,472	13,580	13,462	13,567

Diluted	13,984	14,206	13,992	14,100

###

UNIVERSAL ELECTRONICS INC.
Reconciliation of Fourth Quarter and YTD 2005 Pro Forma, GAAP Results
(In thousands, except per share amounts)
(Unaudited)
The following table reconciles UEI’s pro forma financial results for the fourth quarter and YTD 2005, which excludes the write down of a certain receivable as well as the related tax effect, to its actual financial results in accordance with generally accepted accounting principles.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income, as reported according to GAAP	$3,523	$3,720	$9,701	$9,114
Plus:
Balance write down	0	0	1,592	0
Less:
Tax effect of excluding the write down	201	0	0	0

Pro forma net income	$3,724	$3,720	$11,293	$9,114

GAAP earnings per share
Diluted	$0.25	$0.26	$0.69	$0.65

Pro forma earnings per share:
Diluted	$0.27	$0.26	$0.81	$0.65

Shares used in computing earnings per share:
Diluted	13,984	14,206	13,992	14,100